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                                                                      EXHIBIT 12

                             CARDINAL HEALTH, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  FOR THE FIVE YEARS AND INTERIM PERIOD ENDED

                                 MARCH 31, 1998

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                                                                                                                     NINE
                                                                                                                    MONTHS
                                                                                                                    ENDED
                                       MARCH 31,       JUNE 30,       JUNE 30,       JUNE 30,       JUNE 30,      MARCH 31,
                                          1993           1994           1995           1996           1997           1998
                                      ------------   ------------   ------------   ------------   ------------   ------------
Earnings from continuing operations
  before income taxes...............  $109,118,000   $160,674,000   $249,264,000   $227,502,000   $311,080,000   $297,766,000
Add-Fixed Charges:
  Interest Expense..................    30,546,000     22,254,000     23,948,000     30,611,000     27,974,000     17,261,000
  Interest Capitalized..............            --             --             --        693,000             --             --
  Amortization of Debt Offering
    Costs...........................       267,000        220,000        336,000      1,516,000        514,000        453,032
  Interest Portion of Rent
    Expense.........................     4,686,000      5,214,000      5,907,000      7,722,000      7,590,000      5,692,500
  Preferred Stock Dividend
    Requirement.....................     3,038,806      2,150,905             --             --             --             --
                                      ------------   ------------   ------------   ------------   ------------   ------------
Total Fixed Charges.................    38,537,806     29,838,905     30,191,000     40,542,000     36,078,000     23,406,532
Less: Interest Capitalized..........            --             --             --       (693,000)            --             --
  Preferred Stock Dividend
    Requirement.....................    (3,038,806)    (2,150,905)            --             --             --             --
                                      ------------   ------------   ------------   ------------   ------------   ------------
Earnings as Adjusted................  $144,617,000   $188,362,000   $279,455,000   $267,351,000   $347,158,000   $321,172,532
                                      ============   ============   ============   ============   ============   ============
Ratio of Earnings to Fixed
  Charges...........................           3.8            6.3            9.3            6.6            9.6           13.7
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